Exhibit 8.2

May 29, 2008 ACE Limited ACE World headquarters 17 Woodbourne Avenue Hamilton HM 08 Bermuda	71 South Wacker Drive Chicago, Illinois 60606 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com

Dear Sirs

We have acted as U.S. counsel to ACE Limited (the “Company”) in connection with the Company’s registration statement on Form S-4 (No 333-150367), including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the proposed continuation of the Company as a Swiss company pursuant to a continuation procedure under Cayman Islands and Swiss law (the “Continuation”).

In rendering the opinions expressed herein, we have examined the Registration Statement and such other documents and instruments and have made such further investigations as we have deemed necessary or appropriate in connection with this opinion.

Our opinion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations (the “Regulations”), and public administrative and judicial interpretations of the Code and the Regulations, all of which are subject to change, possibly with retroactive effect.

Subject to the foregoing, it is our opinion that the discussion (the “Discussion”) set forth in the Registration Statement under the headings “Proposal No. 5: Approval of the Continuation—Material Tax Considerations—Material Tax Considerations with Respect to the Par Value Change and the Continuation—United States Taxation,” “Proposal No. 5: Approval of the Continuation—Material Tax Considerations—Taxation of ACE and its Subsidiaries—United States Taxation” and “Proposal No. 5: Approval of the Continuation—Material Tax Considerations—Taxation of Shareholders—United States Federal Income Taxation” is accurate, complete and fair with respect to the matters set forth therein, subject to the conditions, limitations and assumptions described therein.

The Discussion does not cover all aspects of United States federal income taxation that may be relevant to, or the actual tax effect that matters described therein will have on, any particular holder, and it does not address foreign, state or local tax consequences. The Discussion does not cover the tax consequences applicable to all categories of investors (including dealers and certain traders in securities or currencies, banks, regulated investment companies, real estate investment trusts, and financial institutions, insurance companies, tax-exempt organizations, persons holding Debentures as part of a “straddle,” “hedge,” “conversion” or similar transaction, or a U.S. holder whose functional currency for tax purposes is not the U.S. dollar), some of which may be subject to special rules.

Our opinion may change if (i) the applicable law changes, or (ii) the Continuation is effected in a manner materially inconsistent with the description thereof in the Registration Statement.

Our opinion represents only our legal judgment based on current law and the facts as described above. Our opinion has no binding effect on the U.S. Internal Revenue Service or the courts. The U.S. Internal Revenue Service may take a position contrary to our opinion, and if the matter is litigated, a court may reach a decision contrary to our opinion.

Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Legal and Tax Matters” in the Proxy Statement/Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Mayer Brown LLP

JRB:

Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia).